Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$600,000,000

SENIOR FLOATING RATE NOTES, DUE JANUARY 25, 2021

FINAL TERM SHEET

DATED JANUARY 22, 2019

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due January 25, 2021 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Stable / Stable / Stable)

Principal Amount:	$600,000,000

Issue Price:	100.000%

Trade Date:	January 22, 2019

Settlement Date (T+3) [2]:	January 25, 2019

Maturity Date:	January 25, 2021

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 40 bps payable and reset quarterly

Fees:	0.050%

Interest Payment Dates:	Quarterly on the 25th of each January, April, July, and October, beginning April 25, 2019

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78013XX29 / US78013XX293

Lead Manager and Sole Book Runner:	RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the final pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.